CENTERPLATE REPORTS CONTINUED GROWTH
FOR SECOND QUARTER 2006
SPARTANBURG, S.C., August 9, 2006 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the second quarter and fiscal year-to-date ended July 4, 2006. Net sales increased by $8.6 million, or approximately 4.7%, to $190.7 million, compared to net sales of $182.1 million for the second quarter of 2005. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) increased $1.5 million, or approximately 8.1%, to $19.5 million for the second quarter of 2006 compared to $18.0 million in the second quarter of 2005. The increase in adjusted EBITDA was due to the improvement in net sales as well as a 2.6% decline in selling, general and administrative expenses.
During the quarter, Major League Baseball (MLB) sales improved $5.7 million compared to the second quarter of 2005. Five additional games were played during the quarter, and per capita spending and attendance were higher at a number of our MLB facilities. An increase in the number of events at the company’s arena and amphitheater facilities improved sales by $4.0 million, and sales at convention centers increased approximately $1.8 million, compared to the second quarter of 2005. Partially offsetting the improvement in sales was the termination of some of our contracts which accounted for a decline in sales (net of new accounts) of $2.9 million.
“We are pleased to be reporting improved sales and adjusted EBITDA for the second quarter of 2006. The management team continues to focus on identifying the right business opportunities, and containing our selling, general and administrative expenses while working to distinguish Centerplate through its culinary, design, branded products and speed of service initiatives,” said Janet L. Steinmayer, President and Chief Executive Officer of Centerplate.
For the twenty-six weeks ended July 4, 2006, net sales increased $14.9 million, or approximately 5.2%, to $304.2 million from $289.3 million during the comparable period in 2005. Adjusted EBITDA for the twenty-six week period increased $2.4 million, or approximately 11.9%, to $22.9 million in 2006 from $20.5 million in 2005.
The company reported a net loss of $0.1 million for the second quarter of 2006 compared to a loss of $2.5 million in the second quarter of 2005. For the twenty-six weeks ended July 4, 2006, the company reported a net loss of $5.7 million compared to a net loss of $6.9 million in the prior year period. On a per share basis, Centerplate reported a loss that rounded to $0.00 for the second quarter of 2006, compared to a net loss of $0.11 for the comparable period in 2005, and for the twenty-six week period ended July 4, 2006, a net loss of $0.25 compared to a net loss of $0.31 per share for the comparable period in 2005.
As previously announced, Centerplate will make its 32nd consecutive monthly distribution to IDS holders on August 18, 2006 at the anticipated annual rate of approximately $1.56 per IDS.
Centerplate will discuss its second quarter 2006 financial results on a conference call today, Wednesday, August 9 at 5:30 p.m. eastern daylight time. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on August 9, 2006 through midnight on August 30, 2006. The replay can be accessed domestically by dialing 877-660-6853 or for international callers, 201-612-7415. The replay account number is 252 and the pass code for the replay call is 209974.

About Centerplate
Centerplate is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 4,	June 28,	July 4,	June 28,
	2006	2005	2006	2005
	(In thousands, except share data)
Net sales	$190,699	$182,071	$304,204	$289,291

Cost of sales	154,174	146,410	249,834	235,441
Selling, general and administrative	17,413	17,884	32,096	33,650
Depreciation and amortization	7,074	7,296	14,125	14,101
Contract related losses	—	—	100	—

Operating Income	12,038	10,481	8,049	6,099

Interest expense	6,207	13,123	12,746	18,523

Other income, net	(341)	(219)	(663)	(305)

Income (loss) before income taxes	6,172	(2,423)	(4,034)	(12,119)

Income tax provision (benefit)	6,238	50	1,630	(5,213)

Net loss available to common stock with or without the conversion option	$(66)	$(2,473)	$(5,664)	$(6,906)

Basic and Diluted Net Loss per share with and without conversion option	$(0.00)	$(0.11)	$(0.25)	$(0.31)

Weighted average shares outstanding with conversion option	4,060,997	4,060,997	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20	$0.40	$0.40

CENTERPLATE, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 4,	June 28,	July 4,	June 28,
	2006	2005	2006	2005
	(In thousands)
Net loss	$(66)	$(2,473)	$(5,664)	$(6,906)
Income tax provision (benefit)	6,238	50	1,630	(5,213)

Income (loss) before income taxes	6,172	(2,423)	(4,034)	(12,119)
Adjustments:
Interest expense (1)	6,207	13,123	12,746	18,523
Depreciation and amortization	7,074	7,296	14,125	14,101

EBITDA (2)	$19,453	$17,996	$22,837	$20,505

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$19,453	$17,996	$22,837	$20,505
Adjustments:
Contract related losses (3)	—	—	100	—

Adjusted EBITDA (2)	$19,453	$17,996	$22,937	$20,505

(1)	Included in interest expense for the 13 and 26 weeks ended June 28, 2005 is $5.8 million in expenses related to entering into our credit agreement on April 1, 2005. The $5.8 million includes a prepayment premium of approximately $4.6 million on the prior credit facility and a $1.2 million non-cash charge for the write-off of deferred financing costs. Additionally, for the 13 and 26 weeks ended July 4, 2006 included in interest is a credit of $0.5 million and $0.9 million, respectively, related to the change in the fair value of our derivatives as compared to a charge of $0.6 million and $0.5 million, respectively, for the 13 and 26 week periods ended June 28, 2005.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(3)	Reflects non-cash expense for the write-off of contract rights associated with a terminated contract.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 4,	June 28,	July 4,	June 28,
	2006	2005	2006	2005
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(66)	$(2,473)	$(5,664)	$(6,906)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,074	7,296	14,125	14,101
Amortization of deferred financing costs	642	1,803	1,285	2,185
Non-cash interest earned on restricted cash	(104)	(45)	(198)	(45)
Derivative non-cash interest	(534)	601	(932)	496
Contract related losses	—	—	100	—
Deferred tax change	6,207	50	1,515	(5,213)
Loss on disposition of assets	(18)	(3)	(31)	(4)
Other	308	(92)	313	(159)

Changes in assets and liabilities	19,141	15,746	20,575	15,007

Net cash provided by operating activities	32,650	22,883	31,088	19,462

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,598)	(3,977)	(4,833)	(7,509)
Proceeds from sale of property and equipment	148	7	165	336
Contract rights acquired	(3,600)	(1,633)	(6,818)	(6,277)
Return of unamortized capital investment	1,828	—	1,828	—
Restricted cash	—	180	—	—

Net cash used in investing activities	(5,222)	(5,423)	(9,658)	(13,450)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments — revolving loans	(5,000)	(40,750)	(5,000)	(44,250)
Borrowings — revolving loans	5,000	22,000	5,000	44,250
Net Borrowings — swingline loans	(1,000)	—	—	—
Proceeds from long-term debt	—	107,500	—	107,500
Retirement of existing long-term borrowings	—	(65,000)	—	(65,000)
Principal payments on long-term debt	(269)	—	(538)	—
Payment of financing costs	—	(6,403)	—	(7,194)
Dividend payments	(4,460)	(4,460)	(8,920)	(8,920)
Increase (decrease) in bank overdrafts	1,950	1,232	1,716	(461)

Net cash provided by (used in) financing activities	(3,779)	14,119	(7,742)	25,925

INCREASE IN CASH	23,649	31,579	13,688	31,937

CASH AND CASH EQUIVALENTS:
Beginning of period	31,449	25,135	41,410	24,777

End of period	$55,098	$56,714	$55,098	$56,714

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	July 4,	January 3,
	2006	2006
	(In thousands)
ASSETS
Current assets	$109,218	$88,790
Property and equipment, net	48,582	49,725
Contract rights, net	78,112	80,557
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	14,214	15,499
Other assets	42,614	42,312

TOTAL ASSETS	$333,882	$318,025

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$100,063	$70,822
Long-term debt	210,326	210,864
Other liabilities	7,809	6,384

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity	1,332	15,603

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$333,882	$318,025